UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2011 (December 13, 2011)

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona 85017

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported on a Current Report on Form 8-K filed on December 17, 2010, Mr. Christopher C. Richardson, General Counsel and Director of Grand Canyon Education, Inc. (the “Company”), adopted a stock trading plan on December 13, 2010, in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. Once a plan is established, the insider retains no discretion over sales under the plan and the prearranged trades are executed through a broker in accordance with the plan.

Effective December 13, 2011, Mr. Richardson modified his 10b5-1 plan to extend the time period of the effectiveness of, and increase the number of shares subject to, the plan, as part of his individual long-term asset diversification, tax, and financial planning strategy as follows:

Name	Title	Maximum number of shares of common stock that may be sold under the 10b5-1 Plan, as modified	Time period during which sales may occur under the 10b5-1 Plan, as modified
Christopher C. Richardson	General Counsel	750,000	January 1, 2012-December 31, 2012

Pursuant to this 10b5-1 plan, without further direction from Mr. Richardson in accordance with the terms and conditions set forth in his 10b5-1 plan, certain shares of the Company’s common stock held by Mr. Richardson will be sold on a periodic basis on the open market at prevailing market prices subject to minimum price thresholds specified in the plan.

Any transactions effected pursuant to the 10b5-1 plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as applicable. Except to the extent required by law, the Company does not undertake to report any Rule 10b5-1 plans that may be adopted by any of the Company’s officers or directors in the future, nor to report any modifications or terminations of any publicly announced Rule 10b5-1 plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2011

GRAND CANYON EDUCATION, INC.

By:	/s/ Daniel E. Bachus
Daniel E. Bachus Chief Financial Officer (Principal Financial and Principal Accounting Officer)